Exhibit 99.2

NEWS RELEASE

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter to Offer $525 Million Convertible Senior Notes

FULLERTON, California, December 11, 2006 – Beckman Coulter, Inc. (NYSE:BEC), today announced its intention to offer, subject to market and other conditions, approximately $525 million aggregate principal amount of Convertible Senior Notes due 2036 pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In certain circumstances, the notes may be convertible into cash up to the principal amount and, if applicable, shares of common stock with respect to any excess conversion value. The interest rate, conversion price and other terms are to be determined by negotiations between Beckman Coulter and the initial purchasers of the notes. Beckman Coulter also expects to grant the initial purchasers an option to purchase up to $75 million aggregate principal amount of additional notes to cover overallotments.

Beckman Coulter expects to use the net proceeds of the offering to repurchase approximately $100 million worth of shares of its common stock, some or all of which may be purchased contemporaneously with the closing of the sale of the notes including through block trades with one or more of the initial purchasers and/or their affiliates. In addition, Beckman Coulter expects to use approximately $245 million of the net proceeds to tender for any and all of its outstanding 7.45% Senior Notes due 2008, including expenses and fees, approximately $185 million of the net proceeds to repay the bridge facility it entered into in connection with its acquisition of Lumigen, Inc. and the remainder of the net proceeds to reduce amounts outstanding under its revolving credit facility. The purpose of the offering is to reduce Beckman Coulter’s interest expense in order to fund additional research and development activities, including its molecular diagnostics project.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The sale of the notes and the shares of common stock issuable upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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